Exhibit 99

FOR IMMEDIATE RELEASE

NORDSON CORPORATION ANNOUNCES FIRST — QUARTER EARNINGS;
SALES AND EARNINGS CONTINUE TO SET RECORD HIGHS

WESTLAKE, Ohio — Feb. 22, 2005 — Nordson Corporation (Nasdaq-NDSN) today announced record sales and earnings for the first quarter, which ended January 30, 2005. On a diluted basis, earnings per share for the quarter were $.39 compared with $.27 for the same period of 2004, a 44 percent increase.

Worldwide sales for the first quarter of 2005 were $190 million, an 11 percent increase compared with sales of $171 million for the same period of 2004. Volume gains were 8 percent, with the remainder traced to currency effects associated with a weaker U.S. dollar.

Sales volume for the company’s Advanced Technology businesses grew by 16 percent during the quarter while the Adhesive Dispensing Systems segment increased volume by 4 percent. Nordson’s Finishing Systems segment increased its volume by 12 percent.

On a geographic basis, sales volume for the first quarter was up 4 percent in the United States and 50 percent in the Americas. Sales volume in Europe declined less than 1 percent, while volume was up 16 percent in Japan and 18 percent in the Asia Pacific Region.

Backlog at the end of the first quarter was approximately $88 million, up more than $10 million since the beginning of the fiscal year.

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Nordson Corporation — February 22, 2005, page 2 of 4

“We are pleased with first-quarter performance. The tempo of business activity in our Advanced Technology segment, coupled with strong activity in Asia across all business segments, contributed significantly to the increase in sales and earnings for the quarter,” said Edward P. Campbell, Nordson Chairman and Chief Executive Officer.

“Although we have experienced a softening in year-to-year order comparisons over the last two months, our outlook remains positive. We expect that sales volume growth for the full year will be in the 5 percent to 6 percent range, exclusive of acquisitions,” Campbell added.

Nordson will broadcast its first-quarter conference call on the investor relations page of the company’s Web site, www.nordson.com, on Wednesday, February 23, 2005, at 8:30 a.m. EST. For those unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from Barbara Price, manager, shareholder relations, at (440) 414-5344.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by The Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filings with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

A summary of sales, income and earnings is presented in the attached tables.

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Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 (direct) djohnson@nordson.com

NNR: 0507

FIRST QUARTER PERIOD Period ending January 30, 2005 (Unaudited)	NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

CONSOLIDATED STATEMENT OF INCOME

	First Quarter
	2005	2004

Net sales	$190,166	$170,640
Cost of sales	83,625	77,767
Selling and administrative expenses	82,791	74,733

Operating profit	23,750	18,140

Interest expense — net	(2,950)	(3,815)
Other income — net	483	99

Income before income taxes	21,283	14,424
Income taxes	6,917	4,760

Net income	$14,366	$9,664

Return on sales	8%	6%
Return on average shareholders’ equity	14%	12%

Per share data

Average common shares outstanding (000’s)	36,226	34,568
Average common shares and common share equivalents (000’s)	37,200	35,632

Per share:

Basic earnings	$.40	$.28
Diluted earnings	$.39	$.27

Dividends paid	$.16	$.155

FIRST QUARTER PERIOD
Period ending January 30, 2005
(Unaudited)

CONSOLIDATED BALANCE SHEET	January 30,	October 31,
	2005	2004

Cash and marketable securities	$62,622	$60,579
Receivables	171,221	175,013
Inventories	88,409	85,330
Other current assets	45,882	43,350

Total current assets	368,134	364,272

Property, plant and equipment — net	112,524	111,607
Other assets	365,203	364,669

	$845,861	$840,548

Notes payable and debt due within one year	$30,621	$27,591
Accounts payable and accrued liabilities	139,408	169,319

Total current liabilities	170,029	196,910

Long-term debt	147,612	148,033
Other liabilities	102,491	92,272
Total shareholders’ equity	425,729	403,333

	$845,861	$840,548

Other information:

Employees	3,557	3,544

Common shares outstanding (000’s)	36,449	36,279

FIRST QUARTER PERIOD
Period ending January 30, 2005
(Unaudited)

	First Quarter		% Growth over 2004
SALES BY BUSINESS SEGMENT	2005	2004	Volume	Currency	Total

Adhesive dispensing & nonwoven fiber systems	$114,962	$106,101	3.8%	4.6%	8.4%
Finishing & coating systems	33,688	29,200	12.1%	3.3%	15.4%
Advanced technology systems	41,516	35,339	16.0%	1.5%	17.5%

Total sales by business segment	$190,166	$170,640	7.7%	3.7%	11.4%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2005	2004

Adhesive dispensing & nonwoven fiber systems	$18,343	$14,802
Finishing & coating systems	695	569
Advanced technology systems	6,862	4,999
Corporate	(2,150)	(2,230)

Total operating profit by business segment	$23,750	$18,140

	First Quarter		% Growth over 2004
SALES BY GEOGRAPHIC REGION	2005	2004	Volume	Currency	Total

United States	$60,285	$57,913	4.1%	0.0%	4.1%
Americas	14,554	9,476	49.8%	3.8%	53.6%
Europe	70,828	65,875	-0.5%	8.0%	7.5%
Japan	21,469	18,072	16.0%	2.8%	18.8%
Asia Pacific	23,030	19,304	18.2%	1.1%	19.3%

Total sales by geographic region	$190,166	$170,640	7.7%	3.7%	11.4%

	First Quarter
SELECTED SUPPLEMENTAL INFORMATION	2005	2004

Depreciation and amortization	$6,387	$7,060
Capital expenditures	$3,136	$2,504
Dividends paid	$5,800	$5,351